CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Avitar, Inc.
Canton, MA

     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement filed on Form SB-2/A of our report dated January 20, 2006 relating to the consolidated financial statements of Avitar, Inc. as of and for the two years in the period ended September 30, 2005. Our report contains explanatory paragraphs regarding the restatement of certain previously reported financial statements and regarding uncertainties as to the Company's ability to continue in business.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


BDO Seidman, LLP

/s/ BDO Seidman, LLP

Boston, MA
March 14, 2006